Exhibit 10.1

EMPLOYEE STOCK OPTION AGREEMENT

Parties:                                                                                                         Micro Component Technology, Inc. (the “Company”)

Roger E. Gower (“Optionee”)

Date:                                                                    March 20, 2007 (“Date of Grant”)

In consideration of the mutual terms and conditions contained herein, the parties hereby agree as follows:

1.                                      Grant of Option.  The Company irrevocably grants to Optionee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option (the “Option”) to purchase all or any part of the aggregate of 1,000,000 shares of the Company’s common stock, at a price of $0.26 per share, the closing sale price on the Date of Grant.  The Option is a nonqualified stock option for tax purposes.

2.                                      Option Period.  The Option shall continue for a period of ten years from the Date of Grant and, unless sooner terminated as provided herein, shall expire at the end of said period.

3.                                      Option Exercise.  The Option may not be exercised until March 20, 2008, when it shall become exercisable in full.  To the extent exercisable, the Option may be exercised in whole or in part.  Prior to March 20, 2008, the Option shall become immediately exercisable in full in the event the Company is acquired by merger, purchase of all or substantially all of the Company’s assets, or purchase of a majority of the outstanding stock by a single party or a group acting in concert.

4.                                      Death of Optionee.  Upon the death of Optionee, the Option may be exercised to the extent Optionee was entitled to do so at the time of his death by his executor or administrator or other person entitled by law to Optionee’s rights under the Option, at any time within six months subsequent to the date of death.

5.                                      Termination of Employment.  Optionee may, within 90 days of termination of employment, exercise any unexercised portion of the Option to the extent he was entitled to do so at the time of such termination, unless termination is due to death or termination by the Company for conduct which is contrary to the best interests of the Company.  The Option shall automatically expire 90 days after such termination to the extent not exercised.  If Optionee’s employment is terminated by the Company for conduct which is contrary to the best interests of the Company, as determined by the Company in its sole discretion, the unexercised portion of the Option shall automatically expire at that time.

6.                                      Rights of Optionee.  Optionee shall not have the rights of a stockholder with respect to the shares of the stock subject to this Option until issuance of shares to him pursuant to exercise of the Option.  Nothing in this Agreement shall be construed to confer on Optionee the right to continued employment with the Company or any of its subsidiaries, or to interfere with the rights of the employer in any way.

7.                                      Restriction on Option Stock.  Optionee hereby warrants and represents that, prior to registration by the Company under federal and state securities laws of its sale of the underlying shares, any exercise of this Option in whole or in part shall be for the purpose of investment only and not for resale or public distribution.  Each certificate issued pursuant to the Option shall be endorsed as follows:

The shares evidenced by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (1) registration in compliance with said Act and such state laws, or (2) an opinion of counsel for the Company to the effect that such registration is not required.

The Company shall use commercially reasonable efforts to register issuance of the shares underlying the Option with the Securities and Exchange Commission on or before March 20, 2008.

8.                                      Non-Transferability of Option.  The Option shall not be transferable by Optionee other than by will or by the laws of descent and distribution, and then only subject to the provisions of paragraph 4 above.  During Optionee’s lifetime, the Option shall be exercisable only by him.

9.                                      Manner of Exercise.  Exercise of the Option, or any part thereof, shall be made by written notice given by Optionee to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price in cash, certified or cashier’s check, or in the form of common stock of the Company of equal value.

The Company in its sole discretion may also permit the “cashless exercise” of the Option.  In the event of a cashless exercise, the Optionee shall surrender the Option to the Company, and the Company shall issue to Optionee the number of shares determined as follows:

X      =                          Y (A-B) /A where:

X      =                          the number of shares to be issued to the Optionee.

Y       =                          the number of shares with respect to which the Option is being exercised.

A       =                        the closing sale price of the common stock on the date of exercise, or in the absence thereof, the fair market value on the date of exercise.

B       =                          the Option exercise price.

10.                               Changes in Present Stock.  In the event of a recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the Company’s present capital stock, appropriate adjustment shall be made by the Company in the number and kind of shares included in the Option, and the exercise price of the Option.

11.                               Withholding of Taxes.  The Company shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation to withhold in connection with exercise of the Option including, but not limited to, withholding a portion of the shares issuable pursuant to exercise of the Option, or requiring the Optionee to pay to the Company, in cash, an amount sufficient to cover the Company’s withholding obligations.

12.                               Governing Law.  This Agreement shall be interpreted in accordance with Minnesota law.

13.                               Contingency.  The grant of this Option is contingent on the Company’s completion of the pending refinancing agreement with Laurus Master Fund, Ltd. on or before April 13, 2007.

MICRO COMPONENT TECHNOLOGY, INC.

By:	/s/ BachThuy T. Vo
	Its:	CFO

/s/ Roger E. Gower
Roger E. Gower